Exhibit 99.1

NTL REPORTS THIRD QUARTER 2006 RESULTS AND ANNOUNCES
REBRAND TO VIRGIN MEDIA

London, England, November 8, 2006 – NTL Incorporated (NASDAQ: NTLI)  announces results for the quarter ended September 30, 2006. This earnings release contains historical financial information on both an actual reported basis and a pro forma basis. The pro forma results for the quarter ended March 31, 2006 assume that the merger with Telewest took place on January 1, 2006 and the pro forma results for 2005 quarterly periods assume that the merger took place on January 1, 2005. No pro forma financial information has been presented in respect of the acquisition of Virgin Mobile, which closed on July 4, 2006.

Quarterly highlights

•                  Announced rebranding to Virgin Media, to begin in Q1-07

•                  19% growth in cable gross additions reflecting reinvigorated marketing

•                  Strong OCF growth

•                  Estimated £28m of synergy savings achieved in quarter

•                  Cable ARPU of £42.48, up £0.27 vs Q2-06

•                  Operating loss up due mainly to increased restructuring charges

	Q3 2006	Q2 2006
Revenue
Cable
Consumer	642.8	644.7
Business	162.3	160.1
	805.1	804.8
Mobile	140.4	—
Content	79.4	79.5
Total Revenue	1,024.9	884.3

OCF
Cable	296.3	284.5
Mobile	16.0	—
Content	5.5	8.8
Total OCF	317.8	293.3

Operating (loss)/income	(9.6)	6.3

OCF is operating income before depreciation, amortization and other charges and is a non-GAAP financial measure. Please see Appendix F for reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

Steve Burch, Chief Executive Officer of NTL, said:

“On the day we are announcing that our new company name will become Virgin Media, I am pleased to announce continued improvement in our results with strong growth in OCF. Cable ARPU, RGU per customer and triple play penetration have all improved due to our strategy of focusing on quality customers. Gross additions also increased sharply, reflecting the success of our reinvigorated marketing and we have a firm plan in place to address our historical churn issues. We remain firmly on track to achieve an annual £250 million synergy run rate by the end of 2007 and we realized estimated savings of £28 million during the quarter.

Today, we are announcing a change in our company name to Virgin Media and our plans to rebrand our existing consumer division early next year, backed up by a significant media campaign. Virgin Media will exploit its unique ability to offer a “quad-play” of digital TV, broadband, mobile and home phone services to deliver an unrivalled choice of high quality content and communication packages. We believe this will significantly enhance our competitiveness and growth opportunities in 2007.”

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@ntl.com
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@ntl.com

Media:
Kirstine Cox:	+44 (0)1256 752669 / kirstine.cox@ntl.com

Brunswick:
Nick Claydon:	+44 (0) 20 7404 5959
Fiona Laffan:	+44 (0) 20 7404 5959

OPERATIONAL REVIEW

The commentary below refers to financial results prepared on both an actual reported and pro forma basis. The historical actual reported results consolidate Telewest from March 3, 2006, the date of the closing of the merger between NTL and Telewest and consolidate Virgin Mobile from July 4, 2006, the date of the closing of its acquisition. The pro forma financial information for the first quarter of 2006 assumes that the merger with Telewest occurred on January 1, 2006. The pro forma results for 2005 quarterly periods assume that the merger with Telewest occurred on January 1, 2005. No pro forma financial information has been presented in respect of the acquisition of Virgin Mobile. The pro forma financial information is non-GAAP financial information that management believes facilitates a comparative analysis of developments in the Company’s business. Please see Appendices E and F for a discussion of our pro forma financial information.

Unless otherwise indicated, all historical references to operational statistics including customer and subscriber figures, ARPU and churn are on a pro forma basis assuming the merger with Telewest and the acquisition of Virgin Mobile occurred on January 1, 2005.

Revenue

Total revenue in the quarter was £1,024.9 million, up £140.6 million sequentially compared with the second quarter of 2006, due to the acquisition of Virgin Mobile. Total revenue was up £542.2 million compared to the third quarter of 2005, due to the merger with Telewest and the acquisition of Virgin Mobile.

Cable Segment Revenue
Consumer

Consumer revenue in the third quarter was £642.8 million, down £1.9 million sequentially compared with the second quarter, primarily due to customer losses offsetting an increase in ARPU to £42.48 from £42.21. Consumer revenue was up £16.8 million compared to the pro forma third quarter of 2005 due to an increase in ARPU, reflecting our drive to encourage triple play bundling and a focus on better quality customers.

Cable ARPU has grown in the quarter due to an increase in RGU per customer from 2.12 to 2.14 and an increase in triple play penetration from 37.1% to 38.7%, as we have focused on acquiring new bundled customers and on cross-selling to existing customers. A full quarter’s effect of a price rise in telephony line rental also contributed to the increase.

Gross customer additions in the quarter increased by 19% to 229,200 due to reinvigorated marketing and compelling offers. We have aligned our marketing plans across both old NTL and old Telewest areas, and have been leading with a “Cable - If You Can, You Should” advertising campaign to highlight the strengths and value of our products and services. Key promotional messages during the quarter centered on our “3 for £30” and “2 for £20” campaigns as well as our Free TV offer, which launched at the start of September. At the end of the quarter, we launched our first quad-play offer of “4 for £40”. The strong growth in gross additions is very encouraging given the heightened competitive environment, particularly in broadband, and suggests that our strategy, marketing messages and competitive strengths continue to succeed.

We will be rebranding our Consumer division and all its TV, telephony and broadband business to Virgin in the first quarter of 2007, backed by a significant advertising campaign. At that point the current consumer brands of NTL and Telewest will be phased out rapidly. We believe that the unique flavor and customer focus of the Virgin brand, which is one of the best known and most respected brands in the UK, will give our growth fresh impetus.

As anticipated, we experienced negative net customer growth in the quarter due to increased movers churn and non-pay churn driven by policy changes. Customer losses were 37,300 in the quarter.

Customer disconnections increased by 55,000 as compared to the second quarter. It is not possible to precisely identify the cause of each customer’s churn, however, we have estimated the churn impact as follows:

•                  There was an increase of approximately 37,000 disconnections due to customers moving out of our addressable areas. Of this, approximately 8,000 was due to a change in our internal process for disconnecting movers.

•                  We typically experience the peak of house moves in the third quarter and UK Land Registry statistics show a 24% increase in house moves between the first and third quarter of 2006.

•                  Non-pay disconnections increased by approximately 15,000 as we continued to align credit policies and compliance in old NTL areas with Telewest and remove non-paying customers from our systems. This is in line with our strategy of promoting quality customer growth. Telewest credit policies were more strict than old NTL policies.

•                  Voluntary churn increased by only approximately 3,000 disconnections, implying that we have not seen a significant increase in customers churning to competitors.

We are planning to migrate old NTL’s three existing billing systems onto the existing system used by Telewest over the next twelve months. We will begin the first of these around the end of November 2006. When complete, these migrations should allow us to have greater data integrity and to further improve our customer service experience. Given the nature of the exercise, it is probable that some adjustments to customer and RGU numbers will take place at the time of those conversions. These adjustments in raw customer and RGU numbers should not have any material impact on revenue or OCF.

Gross additions in the fourth quarter will be impacted by our first billing migration, as we will cease all installation activity for one week. We also expect a low level of installations in the second half of December due to the holiday season. It is also likely that some of the churn issues identified above, as a result of alignment of policies, processes and compliance, will also impact customer growth. We believe the short term negative impact is worth the long term improvements.

Broadband

We continue to experience strongest growth in the number of broadband subscribers. Gross additions were 265,000, an increase of 13% over the previous quarter, driven by our reinvigorated marketing and compelling offers.

Net additions were 78,100 in the quarter, down from 104,900 in the second quarter. This reduction was driven by an increase in churn, with disconnects growing by 58,000. Of this, 47,000 disconnects were in old NTL areas. The number of disconnections was impacted by the customer churn issues discussed above. Churn was also impacted by a high number of disconnections from customers who had joined old-NTL in the third quarter of 2005 on a £9.99 stand-alone broadband offer, who have now come to the end of their promotional period.

Broadband penetration stands at 25.2% of our marketable homes, leaving significant room for further growth.

As an end-to-end network owner, we have competitive strengths in the quality of broadband service that we offer. Customers can receive consistent speeds no matter where they live on our network and our top speed of 10Mb is available throughout our broadband addressable areas. In November, we will be launching a commercial trial of a 50Mb broadband service to paying customers.

Television

Our wide and comprehensive range of television services allows us to retain a competitive advantage over other TV platforms.

Digital television net additions were 85,800, compared to 73,800 in the previous quarter.  Total TV net additions, which includes analog television, were 22,200 in the quarter, compared to 8,300 in the previous quarter.

Our roll-out of exciting new television products continues. Video-on-demand (VOD) is now available to approximately 98% of our digital subscribers and we have recently expanded the content available with key popular content from Channel 4, one of the major and most innovative terrestrial broadcasters in the UK.

Digital video recorders (DVR) and high definition TV (HDTV) are available in old Telewest areas where we currently have 40,000 subscribers with the HD compatible DVR box. We currently have over 150 hours of HD content and will be expanding this range. We will be launching DVR and HDTV in NTL areas during the fourth quarter.  Our HDTV/DVR service is charged at £10 or £15 per month depending on the customer’s basic package.

Telephony

Telephony gross additions were 180,600 in the quarter, up 6,100 compared to the previous quarter. However, due to an increase in churn as discussed above, telephony net disconnections were 54,600 in the quarter, compared to 21,600 in the previous quarter. As our most highly penetrated product, telephony suffers more from customer churn than either broadband or television.

We have continued our strategy of migrating subscribers to flat rate packages to reduce the impact of declining fixed line telephony usage.  We have recently launched a unique new bundled minutes phone package, Talk Anywhere, offering all domestic, international, internet and even mobile phone calls for a single fixed price.

Off-net

Consumer off-net revenue was £17.6 million in the third quarter, compared to £16.3 million in the previous quarter and £17.3 million in the same quarter last year. These revenues are largely from Virgin.net, our wholly owned broadband ISP which offers broadband and telephony services using BT Group’s wholesale products rather than our own cable network.  As at the quarter end, we had 242,800 off-net broadband subscribers and 42,800 off-net telephony subscribers.

We plan to use Virgin.net as the incubator for the development of a more aggressive off-net proposition. Building on the success of Virgin.net, we will be making a modest investment in our platform and product capability to deliver an off-net quad-play to complement our current cable business. This will leverage off our new national Virgin Media brand and marketing activities. Our off-net proposition will provide many benefits to the Company including being able to offer a Virgin branded quad-play to cable customers who churn because they are moving out of our addressable areas. During the third quarter, we estimate that we had 129,000 disconnections due to customers moving out of our cable areas. We have appointed Philip Snalune, Group Strategy Director and formerly Director of Products and Marketing at Telewest, to lead the implementation of our off-net strategy.

Business

Business revenue in the third quarter was £162.3 million, up £2.2 million compared to the second quarter due to one-off wholesale circuit installations and an increase in the volume of LAN solutions contracts in the quarter. Business revenue was up £57.1 million compared to the third quarter of 2005 due to the acquisition of Telewest.

In the short term, we believe the UK market for business voice and data services remains challenging. However, we believe we are well positioned for long-term growth, with a lower unit network cost than our competitors, a strong capable network and a substantial increase in scale from the Telewest merger. This should enable us to take on our competition with greater success.

Cable Segment OCF

Cable segment OCF in the quarter was £296.3 million, up £11.8 million compared to the previous quarter due mainly to the realization of cost synergies arising from the Telewest merger. Cable segment OCF was up £130.0 million as compared to the same quarter last year due mainly to the merger with Telewest.

Mobile Segment

Virgin Mobile was acquired on July 4, 2006 and we have consolidated its results of operations from that date. Total mobile revenue for the period since acquisition was £140.4 million, of which £132.5 million was service revenue and £7.9 million was equipment revenue.

Net customer additions in the quarter were 122,700, compared to 57,400 in the previous quarter and 44,200 in the same quarter last year. Customer growth was strong due to the success of a “Summer of Free Texts” promotion, the relaunch of our web sales channel and continued expansion into the market for contract customers.

Mobile OCF was £16.0 million in the quarter. Customer growth is expected to be strong in the fourth quarter, but the impact of Christmas volume on subscriber acquisition costs means that fourth quarter Mobile OCF is expected to be over £10 million lower than in the third quarter.

Content Segment

The Content segment consists of two businesses, Flextech and Sit-up. Content revenue, after inter segment elimination of £5.9 million, was £79.4 million in the third quarter, comprising £31.9 million from Flextech and £47.5 million from Sit-up. This total compared to £79.5 million in total in the prior quarter. We did not have a Content segment prior to the merger with Telewest.

Flextech has historically sold programming to NTL, as well as to Telewest. For consolidation purposes therefore, these amounts have been eliminated.

Flextech revenue, after inter segment elimination, was £31.9 million in the quarter, down £2.5 million from the previous quarter, due mainly to a decrease in advertising revenue from £21.0 million to £19.1 million. Advertising revenue fell because of a decline in the overall TV advertising market. Subscription revenue remained flat at £8.9 million.

Flextech revenue, after inter segment elimination, was up £1.1 million compared to the pro forma third quarter of 2005 due to increases in both advertising revenue and subscription revenue.

Sit-up revenue was £47.5 million in the quarter, up £2.4 million from the previous quarter as the third quarter is usually seasonally stronger than the second. Revenue was down by £10.0 million as compared to the pro forma third quarter of 2005 due to increased competition from other transactional TV channels and heightened competition in the retail market.

Content segment OCF in the quarter contributed £5.5 million, down £3.3 million from the prior quarter due mainly to a decline in advertising revenue in the quarter. Content segment OCF was down £2.3 million from the same pro forma quarter last year due mainly to the revenue decline at Sit-up.

Content segment OCF in the fourth quarter is expected to be negatively impacted due to higher programming costs at Flextech as we invest in enriched programming in common with other UK broadcasters to drive advertising revenue growth in 2007. Due to increased competition at Sit-up, we are not expecting a material seasonal uplift in OCF from that business.

Operating Income before Depreciation, Amortization and Other Charges (OCF)

OCF in the third quarter was £317.8 million, up £24.5 million sequentially compared to the second quarter primarily due to the acquisition of Virgin Mobile and realization of cost synergies arising from the merger with Telewest offset by integration costs. OCF was up £151.5 million compared to the third quarter of 2005, due to the merger with Telewest and the Virgin Mobile acquisition.

Third quarter OCF was impacted negatively by costs associated with the Telewest merger integration and the rebranding of the group. Some of these costs will recur as we continue our drive to realize synergies from the Telewest merger and the Virgin Mobile integration. These costs include:

•                  Third party costs of £11.2 million principally for planning and implementing the merger integration, compared to £10.8 million in the second quarter of 2006.

•                  Estimated additional selling, general and administrative expense (SG&A) of approximately £3.0 million due to the costs of our internal “merger office”, a department staffed by employees working predominantly on the integration. This compares to £2.9 million in the second quarter of 2006.

•                  Costs of approximately £2 million with respect to the license fees payable for the Virgin rebranding. This compares to £0.8 million in the second quarter where the payment was only for one month. The terms of the license agreement provide for the royalty payment in advance of the rebranding date.

OCF in the third quarter benefited from approximately £20 million of estimated synergy cost savings resulting from the merger. This was partially offset, however, by the total integration and rebranding costs incurred in the quarter of £16.6 million as described above.

We continue to expect to achieve a run rate of approximately £250 million of estimated synergy savings by the end of 2007, consisting of £200 million of operational expenditure savings and £50 million of capital expenditure savings. The implementation costs to achieve this are expected to be in the region of £250 million in total, with over half being incurred in 2006.

We expect OCF in the fourth quarter to be positively impacted by an increase in realized merger synergies. However, OCF will also be negatively impacted by a seasonal reduction in Content OCF and a reduction in Virgin Mobile OCF due to the upfront write-off of subscriber acquisition costs in relation to expected strong customer growth. We will also incur approximately £5 million of rebranding costs in addition to the recurring license fee in the fourth quarter.

In the first quarter of 2007, we will begin the marketing campaign behind our new Virgin brand. We expect this to increase our marketing and communication costs by around £20 million in 2007, weighted towards the first half of the year.

OCF is a non-GAAP financial measure. See Appendix F for reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

Operating Loss and Net Loss

Operating loss in the third quarter was £9.6 million compared to £4.7 million in the third quarter of 2005 mainly due to higher depreciation and amortization following the merger with Telewest and the acquisition of Virgin Mobile.

Net loss was £104.2 million in the third quarter, up from £53.5 million in the same quarter last year due mainly to higher interest charges as a result of higher borrowings to finance the merger with Telewest and the acquisition of Virgin Mobile.

Capital Expenditure

Fixed asset additions (accrual basis) in the quarter were £147.3 million, an increase of £13.4 million as compared to the previous quarter. There was an increase of £71.0 million as compared to the third quarter of 2005, due mainly to the merger with Telewest.

Fixed asset additions (accrual basis) benefited from approximately £8 million of estimated synergy cost savings resulting from the merger. This was offset, however, by the fixed asset merger integration expense incurred in the quarter of £17.3 million.

The total purchase of fixed assets was £133.6 million in the quarter, compared to £128.1 million in the previous quarter and £71.9 million in the same quarter last year.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

Net Debt

As of September 30, 2006, net debt was £5,905 million. This consisted of £5,042 million outstanding under the Senior Credit Facility, £1,049 million of Senior Notes, and £116 million of capital leases and other, offset by £302 million of cash and cash equivalents. Total liabilities as of September 30, 2006 were £7,843 million.

During the third quarter the Company issued $550 million 9.125% Senior Notes due 2016, and also borrowed an additional £300 million under its Senior Credit Facility. The proceeds of both were used to refinance the remaining element of the short-term Bridge funding used to acquire Telewest in March 2006. In addition, the acquisition of Virgin Mobile in July 2006 was partly funded by a further £475 million of additional borrowings under the Senior Credit Facility. These transactions represent the final stage of securing long-term financing following the Telewest and Virgin Mobile acquisitions.

Net debt is a non-GAAP financial measure. See Appendix F for reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include: (1) the failure to obtain and retain expected synergies from the merger of the legacy NTL and Telewest businesses and the acquisition of  Virgin Mobile; (2) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the acquisition of Virgin Mobile; (3) the ability to achieve business plans for the combined company; (4) the ability to manage and maintain key customer relationships; (5) the ability to fund debt service obligations through operating cash flow; (6) the ability to obtain additional financing in the future and react to competitive and technological changes; (7) the ability to comply with restrictive covenants in NTL’s indebtedness agreements; (8) the ability to control customer churn; (9) the ability to compete with a range of other communications and content providers; (10) the effect of technological changes on NTL’s businesses; (11) the functionality or market acceptance of new products that NTL may introduce; (12) possible losses in revenues due to systems failures; (13) the ability to maintain and upgrade NTL’s networks in a cost-effective and timely manner; (14) the reliance on single-source suppliers for some equipment and software; (15) the ability to provide attractive programming at a reasonable cost; and (16) the extent to which NTL’s future earnings will be sufficient to cover its fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in NTL’s Form 10-K filed with the SEC on February 26, 2006, NTL Holdings Inc.’s Form 10-K filed with the SEC on March 1, 2006 and NTL’s Forms 10-Q filed with the SEC on May 10, 2006 and August 9, 2006. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

NTL-Telewest Merger

On March 3, 2006, NTL Holdings Inc., (formerly known as NTL Incorporated) merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc.). Because this transaction is accounted for as a reverse acquisition, the actual reported financial information included in this release is of the corporation now known as NTL Holdings Inc. for the period through March 3, 2006 and thereafter it reflects the reverse acquisition of Telewest Global, Inc. The pro forma financial information treats the merger as if it occurred at the beginning of the relevant year.

Virgin Mobile Acquisition

On July 4, 2006. NTL Incorporated completed the acquisition of Virgin Mobile Holdings (UK) plc, or Virgin Mobile. Virgin Mobile is the largest mobile virtual network operator in the United Kingdom, with approximately 4.5 million customers. We have entered into a long-term trademark license agreement with Virgin Enterprises Limited pursuant to which we intend to re-brand our existing consumer division with the Virgin brand in the first quarter of 2007.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF), (ii) fixed asset additions (accrual basis) and (iii) net debt, as we believe these are important measures of the operational strength of our business.  Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), purchase of fixed assets and total liabilities, respectively, as indicators of our operating performance, expenditure for fixed assets and total liabilities.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Pro Forma Financial Information

The pro forma presentation of our financial results contained herein is non-GAAP financial information. We have included the pro forma information to provide a useful basis for evaluating developments in our business over time, but it should not be viewed as a substitute for our GAAP financial information. Please see Appendix E.

Appendices:

A)          Financial Statements

•                  Condensed Consolidated Statement of Operations

•                  Condensed Consolidated Balance Sheet

•                  Condensed Consolidated Statement of Cashflows

•                  Quarterly Condensed Consolidated Statement of Operations

B)            Group Residential Operations Statistics

C)            Segmental Analysis

D)           Fixed Asset Additions (Accrual basis)

E)             Pro Forma Combined Condensed Financial Information

F)             Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)            Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in £millions, except per share data) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenue	1,024.9	482.7	2,520.6	1,463.0

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(440.0)	(200.2)	(1,062.4)	(603.1)
Selling, general and administrative expenses	(267.1)	(116.2)	(648.7)	(358.3)
Other charges	(30.9)	(1.3)	(51.4)	(2.4)
Depreciation	(222.6)	(142.3)	(591.2)	(402.2)
Amortization	(73.9)	(27.4)	(166.3)	(82.3)
Total costs and expenses	(1,034.5)	(487.4)	(2,520.0)	(1,448.3)
Operating (loss)income	(9.6)	(4.7)	0.6	14.7

Other income(expense)
Interest income and other, net	7.1	6.8	24.3	21.6
Interest expense	(113.2)	(51.7)	(332.6)	(180.2)
Share of income(loss) from equity investments	3.9	(0.2)	8.4	—
Foreign currency transaction gains(losses)	6.3	(13.1)	(97.8)	(29.9)
Loss on extinguishment of debt	(0.5)	(2.0)	(32.9)	(2.0)
Gains(losses) on derivative instruments	1.6	—	(1.9)	—
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(104.4)	(64.9)	(431.9)	(175.8)
Income tax benefit(expense)	0.9	12.4	10.8	(8.7)
Minority interest	(0.7)	(1.0)	—	(1.0)
Cumulative effect of change in accounting principle	—	—	1.2	—
Loss from continuing operations	(104.2)	(53.5)	(419.9)	(185.5)

Discontinued operations
Income from discontinued operations before income taxes	—	—	—	5.5
Gain on disposal of assets	8.1	1.4	8.1	657.4
Income tax expense	—	—	—	(0.2)
Income from discontinued operations	8.1	1.4	8.1	662.7

Net (loss)income	(96.1)	(52.1)	(411.8)	477.2

Basic and diluted loss from continuing operations per share	£(0.32)	£(0.25)	£(1.49)	£(0.87)

Basic and diluted income from discontinued operations per share	£0.02	£0.01	£0.03	£3.10

Basic and diluted net (loss)income per share	£(0.30)	£(0.24)	£(1.46)	£2.23

Average number of shares outstanding	322.0	212.8	282.5	214.0

CONDENSED CONSOLIDATED BALANCE SHEET
(in £ millions)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(See Note)

Assets
Current assets
Cash and cash equivalents	302.2	735.2
Restricted cash	6.7	3.4
Marketable securities	—	96.9
Accounts receivable - trade, less allowances for doubtful accounts of £58.9 (2006) and £41.7 (2005)	409.7	191.8
Inventory for re-sale	12.1	—
Programming inventory	55.5	—
Prepaid expenses and other current assets	94.7	112.4
Total current assets	880.9	1,139.7

Fixed assets, net	6,088.6	3,294.9
Goodwill	2,273.1	—
Reorganization value in excess of amounts allocable to identifiable assets	193.0	193.0
Customer lists, net	1,129.4	247.6
Other intangible assets, net	66.5	2.4
Equity investments	387.5	—
Other assets, net of accumulated amortization of £15.7 (2006) and £32.2 (2005)	173.9	110.9
Total assets	11,192.9	4,988.5

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	369.8	176.9
Accrued expenses and other current liabilities	637.8	291.1
Interest payable	94.4	37.8
Deferred revenue	263.2	103.2
Current portion of long-term debt	151.5	0.8
Total current liabilities	1,516.7	609.8

Long-term debt, net of current portion	6,055.5	2,279.2
Deferred revenue and other long-term liabilities	194.1	134.3
Defered income taxes	77.0	9.2
Total liabilities	7,843.3	3,032.5
Commitments and contingent liabilities
Minority Interest	1.0	1.0
Shareholders’ equity
Common stock	1.8	1.2
Additional paid-in capital	4,285.8	2,671.0
Treasury stock	—	(114.0)
Accumulated other comprehensive income	126.6	45.5
Accumulated deficit	(1,065.6)	(648.7)
Total shareholders’ equity	3,348.6	1,955.0
Total liabilities and shareholders’ equity	11,192.9	4,988.5

Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS
(in £millions) (unaudited)

	Nine months ended
	September 30,
	2006	2005

Net cash provided by operating activities	512.2	239.6

Investing activities
Purchase of fixed assets	(397.0)	(216.3)
Income from equity investments	7.3	—
Acquisition of Telewest, net of cash acquired	(2,024.2)	—
Acquisition of Virgin Mobile, net of cash acquired	(423.5)	—
Proceeds from the sale of fixed assets	0.9	2.6
Decrease in restricted cash	5.1	12.2
Proceeds from sale of broadcast operations, net	—	1,229.0
Proceeds from sale of Ireland operations, net	—	216.2
Net cash (used in) provided by investing activites	(2,831.4)	1,243.7

Financing activities
Proceeds from employee stock option exercises	35.2	4.8
Purchase of stock	—	(114.0)
New borrowings	9,046.1	—
Principal payments on long-term debt	(7,038.0)	(781.7)
Financing fees	(122.2)	—
Capital lease payments	(26.7)	(0.6)
Dividends paid	(5.1)	—
Net cash provided by (used in) financing activities	1,889.3	(891.5)

Cash flow from discontinued operations
Net cash used by operating activities	—	(14.3)
Net cash used by investing activities	—	(4.1)
Net cash used in discontinued operations	—	(18.4)

Effect of exchange rate changes on cash and cash equivalents	(3.1)	14.2

(Decrease) increase in cash and cash equivalents	(433.0)	587.6

Cash and cash equivalents, beginning of period	735.2	125.2
Cash and cash equivalents, end of period	302.2	712.8

QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
( £millions, except share and per share data) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2006	2005	2005

Revenue	1,024.9	884.3	611.4	484.6	482.7

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(440.0)	(367.5)	(254.9)	(205.2)	(200.2)
Selling, general and administrative expenses	(267.1)	(223.5)	(158.1)	(124.7)	(116.2)
Other charges	(30.9)	(12.1)	(8.4)	(22.4)	(1.3)
Depreciation	(222.6)	(219.3)	(149.3)	(139.5)	(142.3)
Amortization	(73.9)	(55.6)	(36.8)	(27.2)	(27.4)
Total costs and expenses	(1,034.5)	(878.0)	(607.5)	(519.0)	(487.4)
Operating (loss)income	(9.6)	6.3	3.9	(34.4)	(4.7)

Other income (expense)
Interest income and other, net	7.1	8.6	8.6	7.8	6.8
Interest expense	(113.2)	(135.6)	(83.8)	(55.6)	(51.7)
Share of income(loss) from equity investments	3.9	3.1	1.4	0.9	(0.2)
Foreign currency transaction gains(losses)	6.3	(94.1)	(10.0)	35.2	(13.1)
Loss on extinguishment of debt	(0.5)	—	(32.4)	—	(2.0)
Gains(losses) on derivative instruments	1.6	5.7	(9.2)	—	—
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(104.4)	(206.0)	(121.5)	(46.1)	(64.9)
Income tax benefit(expense)	0.9	9.9	—	(10.1)	12.4
Minority interest	(0.7)	0.3	0.4	—	(1.0)
Cumulative effect of change in accounting principle	—	—	1.2	—	—
Loss from continuing operations	(104.2)	(195.8)	(119.9)	(56.2)	(53.5)

Discontinued operations
Income from discontinued operations before income taxes	—	—	—	0.2	—
Gain on disposal of assets	8.1	—	—	(0.2)	1.4
Income tax expense	—	—	—	—	—
Income from discontinued operations	8.1	0.0	0.0	0.0	1.4
Net (loss)income	(96.1)	(195.8)	(119.9)	(56.2)	(52.1)

Basic and diluted loss from continuing operations per share	£(0.32)	£(0.68)	£(0.49)	£(0.26)	£(0.25)

Basic and diluted income from discontinued operations per share	£0.02	£0.00	£0.00	£0.00	£0.01

Basic and diluted net loss per share	£(0.30)	£(0.68)	£(0.49)	£(0.26)	£(0.24)

Average number of shares outstanding	322.0	287.9	245.5	212.8	212.8

B)                                   GROUP RESIDENTIAL OPERATIONS STATISTICS
(data in 000’s)

	Group (1)
	Q3-06	Q2-06	Q1-06	Q4-05	Q3-05
Group RGUs
Opening RGUs	15,100.0	15,015.3	14,805.6	14,432.3	14,166.2
Data Cleanse (2)	—	(69.0)	—	(43.1)	—
Adjusted Opening RGUs	15,100.0	14,946.3	14,805.6	14,389.2	14,166.2
Net RGU adds	171.4	153.7	209.7	428.7	266.1
Reduction to customer count (3)	—	—	—	(12.3)	—
Closing Group RGUs	15,271.4	15,100.0	15,015.3	14,805.6	14,432.3

Group RGUs
On-net Telephone	4,178.3	4,233.0	4,268.1	4,260.0	4,285.0
On-net TV	3,315.4	3,293.1	3,315.9	3,310.3	3,288.7
On-net Broadband	2,980.4	2,902.3	2,821.7	2,630.3	2,466.5
Total On-net	10,474.1	10,428.4	10,405.7	10,200.6	10,040.2
Off-net Telephone	42.8	47.6	53.2	60.3	64.4
Off-net Broadband	242.8	235.0	224.8	198.7	174.3
Total Off-net	285.6	282.6	278.0	259.0	238.7
Mobile	4,511.7	4,389.0	4,331.6	4,346.0	4,153.4
Total RGUs	15,271.4	15,100.0	15,015.3	14,805.6	14,432.3

Net RGU adds
On-net Telephone	(54.6)	(21.6)	8.1	0.8	2.6
On-net TV	22.2	8.3	5.6	23.3	(5.0)
On-net Broadband	78.1	104.9	191.4	191.7	205.1
Total On-net	45.7	91.7	205.1	215.8	202.7
Off-net Telephone	(4.8)	(5.6)	(7.1)	(4.1)	(8.7)
Off-net Broadband	7.8	10.2	26.1	24.4	27.9
Total Off-net	3.0	4.6	19.0	20.3	19.2
Mobile	122.7	57.4	(14.4)	192.6	44.2
Total Net RGU adds	171.4	153.7	209.7	428.7	266.1

Notes

(1)	Subscriber information is on a pro forma combined basis assuming that the merger with Telewest and the acquisition of Virgin Mobile had occurred on January 1, 2005.

(2)

Data cleanse activity in Q2-06 resulted in a decrease of 69,000 RGUs, a decrease of approximately 13,500 Telephone, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions between old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL. Data cleanse activity in Q4-05 resulted in a decrease in old NTL of 43,100 RGUs, a decrease of approximately 17,700 Telephone, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)	Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove an additional 10,000 customers, representing approximatley 12,300 RGUs.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)
(data in 000’s except percentages, RGU/Customer and ARPU)

	Pro forma new NTL (1)
	Q3-06	Q2-06	Q1-06	Q4-05	Q3-05
Customers
Opening Customers	4,928.7	4,983.8	4,958.0	4,945.4	4,893.1
Data Cleanse (2)	—	(36.2)	—	(18.1)	—
Adjusted Opening Customers	4,928.7	4,947.6	4,958.0	4,927.3	4,893.1

Gross customer adds	229.2	192.3	218.1	248.9	271.9
Total Customer disconnections	(266.5)	(211.2)	(192.3)	(208.2)	(219.6)
Net customer adds	(37.3)	(18.9)	25.8	40.7	52.3
Reduction to customer count (3)	—	—	—	(10.0)	—
Closing Customers	4,891.5	4,928.7	4,983.8	4,958.0	4,945.4

Monthly customer churn %	1.8%	1.5%	1.3%	1.4%	1.5%

Cable RGUs
Opening RGUs	10,428.4	10,405.7	10,200.6	10,040.2	9,837.5
Data Cleanse (2)	—	(69.0)	—	(43.1)	—
Adjusted Opening RGUs	10,428.4	10,336.7	10,200.6	9,997.1	9,837.5
Net RGU adds	45.7	91.7	205.1	215.8	202.7
Reduction to RGU count (3)	—	—	—	(12.3)	—
Closing RGUs	10,474.1	10,428.4	10,405.7	10,200.6	10,040.2

Net RGU Adds
Telephone	(54.6)	(21.6)	8.1	0.8	2.6
Television	22.2	8.3	5.6	23.3	(5.0)
DTV	85.8	73.8	70.6	85.5	42.9
Broadband	78.1	104.9	191.4	191.7	205.1
Total Net RGU Adds	45.7	91.7	205.1	215.8	202.7

Revenue Generating Units (RGUs)
Telephone	4,178.3	4,233.0	4,268.1	4,260.0	4,285.0
Television	3,315.4	3,293.1	3,315.9	3,310.3	3,288.7
DTV	2,922.0	2,836.2	2,786.5	2,715.9	2,637.5
Broadband	2,980.4	2,902.3	2,821.7	2,630.3	2,466.5
Total RGUs	10,474.1	10,428.4	10,405.7	10,200.6	10,040.2

RGU / Customer	2.14	2.12	2.09	2.06	2.03

Internet Customers
Dial-up and DTV access	97.0	113.3	140.4	181.6	219.0
Broadband	2,980.4	2,902.3	2,821.7	2,630.3	2,466.5
Total Internet	3,077.4	3,015.6	2,962.1	2,811.9	2,685.6

Bundled Customers
Dual RGU	1,798.3	1,838.9	1,939.1	2,033.2	2,114.5
Triple RGU	1,892.1	1,830.4	1,741.4	1,604.6	1,490.2
Percentage of dual or triple RGUs	75.4%	74.4%	73.8%	73.4%	72.9%
Percentage of triple RGUs	38.7%	37.1%	34.9%	32.4%	30.1%

Cable ARPU	£42.48	£42.21	£41.50	£41.27	£41.28
ARPU calculation:
On-net revenues	£625,400	£628,400	£618,600	£613,400	£608,800
Average customers	4,907.4	4,962.3	4,969.2	4,954.1	4,916.0

Homes Marketable On-net
Telephone	12,427.1	12,312.7	12,311.2	12,299.7	12,288.5
ATV	12,505.5	12,661.1	12,656.7	12,652.8	12,633.9
DTV	11,982.2	12,009.7	11,989.2	11,972.3	11,941.7
Broadband	11,815.4	11,766.2	11,745.7	11,613.6	11,583.2
Total homes	12,505.5	12,661.1	12,656.7	12,652.8	12,633.9

Penetration of Homes Marketable On-net
Telephone	33.6%	34.4%	34.7%	34.6%	34.9%
Television - Total	26.5%	26.0%	26.2%	26.2%	26.0%
Television - DTV	24.4%	23.6%	23.2%	22.7%	22.1%
Broadband	25.2%	24.7%	24.0%	22.6%	21.3%
Total Customer	39.1%	38.9%	39.4%	39.2%	39.1%

Notes

(1)

Subscriber information is on a pro forma combined basis assuming that the old Telewest and old NTL merger had occurred on January 1, 2005 and reflects old Telewest and old NTL reported on-net with prior periods restated for policy alignments, where applicable.

(2)

Data cleanse activity in Q2-06 resulted in a decrease of 36,200 customers and 69,000 RGUs, a decrease of approximately 13,500 Telephone, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions between old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.
Data cleanse activity in Q4-05 resulted in a decrease in old NTL of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telephone, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)	Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove an additional 10,000 customers, representing approximatley 12,300 RGUs.
(4)

A table showing old NTL operational statistics for Q1-06 on an actual basis reflecting the merger with old Telewest on March 3, 2006 can be found in our Form 10Q for Q1-06, filed with the SEC on May 9, 2006.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)
(data in 000’s except percentages, RGU/Customer and ARPU)

	Old Telewest (1)&(4)					Old NTL on-net (1)
	Q3-06	Q2-06	Q1-06	Q4-05	Q3-05	Q3-06	Q2-06	Q1-06	Q4 05	Q3-05
Customers
Opening Customers	1,886.8	1,886.8	1,868.2	1,848.1	1,837.2	3,042.0	3,097.0	3,089.8	3,097.3	3,055.9
Data Cleanse (2)	—	(3.7)	—	—	—	—	(32.5)	—	(18.1)	—
Adjusted Opening Customers	1,886.8	1,883.1	1,868.2	1,848.1	1,837.2	3,042.0	3,064.5	3,089.8	3,079.2	3,055.9

Gross customer adds	87.9	73.2	79.2	86.1	89.5	141.3	119.2	138.9	162.8	182.4
Total Customer disconnections	(80.3)	(69.5)	(60.6)	(66.0)	(78.6)	(186.2)	(141.7)	(131.7)	(142.2)	(141.0)
Net customer adds	7.6	3.7	18.6	20.1	10.9	(44.9)	(22.5)	7.2	20.6	41.4
Reduction to customer count (3)	—	—	—	—	—	—	—	—	(10.0)	—
Closing Customers	1,894.4	1,886.8	1,886.8	1,868.2	1,848.1	2,997.1	3,042.0	3,097.0	3,089.8	3,097.3

Monthly customer churn %	1.4%	1.2%	1.1%	1.2%	1.4%	2.1%	1.6%	1.5%	1.6%	1.6%

Cable RGUs
Opening RGUs	4,212.9	4,164.9	4,059.6	3,955.2	3,873.8	6,215.5	6,240.8	6,141.0	6,085.0	5,963.7
Data Cleanse (2)	—	(4.6)	—	—	—	—	(64.4)	—	(43.1)	—
Adjusted Opening RGUs	4,212.9	4,160.3	4,059.6	3,955.2	3,873.8	6,215.5	6,176.4	6,141.0	6,041.9	5,963.7
Net RGU adds	60.4	52.6	105.3	104.4	81.4	(14.7)	39.1	99.8	111.4	121.3
Reduction to RGU count (3)	—	—	—	—	—	—	—	—	(12.3)	—
Closing RGUs	4,273.3	4,212.9	4,164.9	4,059.6	3,955.2	6,200.8	6,215.5	6,240.8	6,141.0	6,085.0

Net RGU Adds
Telephone	(5.1)	1.2	11.5	0.5	(2.8)	(49.5)	(22.8)	(3.4)	0.3	5.4
Television	17.1	1.2	3.3	19.0	16.8	5.2	7.1	2.3	4.3	(21.8)
DTV	26.3	15.2	21.4	42.6	38.6	59.5	58.6	49.2	42.9	4.2
Broadband	48.5	50.1	90.5	84.9	67.3	29.6	54.8	100.9	106.8	137.7
Total Net RGU Adds	60.4	52.5	105.3	104.4	81.4	(14.7)	39.1	99.8	111.4	121.3

Revenue Generating Units (RGUs)
Telephone	1,693.8	1,698.9	1,698.4	1,686.9	1,686.4	2,484.5	2,534.0	2,569.7	2,573.1	2,598.6
Television	1,387.2	1,370.2	1,370.9	1,367.6	1,348.6	1,928.1	1,922.9	1,945.0	1,942.7	1,940.1
DTV	1,332.1	1,305.8	1,292.2	1,270.8	1,228.2	1,589.9	1,530.4	1,494.3	1,445.1	1,409.3
Broadband	1,192.3	1,143.8	1,095.6	1,005.1	920.2	1,788.1	1,758.5	1,726.1	1,625.2	1,546.3
Total RGUs	4,273.3	4,212.9	4,164.9	4,059.6	3,955.2	6,200.8	6,215.5	6,240.8	6,141.0	6,085.0

RGU / Customer	2.26	2.23	2.21	2.17	2.14	2.07	2.04	2.02	1.99	1.96

Internet Customers
Dial-up and DTV access	29.1	32.3	44.3	57.9	73.2	67.9	81.0	96.1	123.7	145.9
Broadband	1,192.3	1,143.8	1,095.6	1,005.1	920.2	1,788.1	1,758.5	1,726.1	1,625.2	1,546.3
Total Internet	1,221.4	1,176.1	1,139.9	1,063.0	993.4	1,856.0	1,839.5	1,822.2	1,748.9	1,692.2

Bundled Customers
Dual RGU	695.2	721.8	756.9	794.0	812.6	1,103.1	1,117.2	1,182.2	1,239.2	1,301.9
Triple RGU	841.9	802.2	760.6	698.6	647.3	1,050.2	1,028.2	980.8	906.0	842.9
Percentage of dual or triple RGUs	81.1%	80.8%	80.4%	79.9%	79.0%	71.8%	70.5%	69.8%	69.4%	69.2%
Percentage of triple RGUs	44.4%	42.5%	40.3%	37.4%	35.0%	35.0%	33.8%	31.7%	29.3%	27.2%

Cable ARPU	£45.61	£45.46	£45.15	£45.13	£45.11	£40.52	£40.21	£39.28	£38.96	£38.99
ARPU calculation:
On-net revenues	£258,300	£257,600	£254,300	£251,900	£248,900	£367,100	£370,800	£364,300	£361,500	£359,900
Average customers	1,887.9	1,888.6	1,877.4	1,860.6	1,839.4	3,019.5	3,073.7	3,091.8	3,093.5	3,076.6

Homes Marketable On-net
Telephone	4,702.5	4,700.2	4,701.2	4,698.4	4,696.4	7,724.6	7,612.5	7,610.0	7,601.3	7,592.0
ATV	4,706.9	4,704.8	4,702.9	4,700.8	4,698.1	7,798.6	7,956.3	7,953.8	7,952.0	7,935.8
DTV	4,588.9	4,586.5	4,568.5	4,525.2	4,503.9	7,393.3	7,423.2	7,420.7	7,447.1	7,437.8
Broadband	4,588.9	4,586.5	4,568.5	4,525.2	4,503.9	7,226.6	7,179.7	7,177.2	7,088.4	7,079.3

Penetration of Homes Marketable On-net
Telephone	36.0%	36.1%	36.1%	35.9%	35.9%	32.2%	33.3%	33.8%	33.9%	34.2%
Television - Total	29.5%	29.1%	29.1%	29.1%	28.7%	24.7%	24.2%	24.5%	24.4%	24.4%
Television - DTV	29.0%	28.5%	28.3%	28.1%	27.3%	21.5%	20.6%	20.1%	19.4%	18.9%
Broadband	26.0%	24.9%	24.0%	22.2%	20.4%	24.7%	24.5%	24.0%	22.9%	21.8%
Total Customer	40.2%	40.1%	40.1%	39.7%	39.3%	38.4%	38.2%	38.9%	38.9%	39.0%

Notes

(1)	Subscriber information reflects old Telewest and old NTL reported on-net with prior periods restated for policy alignments, where applicable.
(2)

Data cleanse activity in Q2-06 resulted in a decrease in old Telewest of 3,700 customers and 4,600 RGUs, a decrease of approximately 700 Telephone, 2,000 Broadband and 1,900 TV RGUs, and in old NTL of 32,500 customers and 64,400 RGUs, a decrease of approximately 12,800 Telephone, 22,400 Broadband and 29,200 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions betwwen old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.

Data cleanse activity in Q4-05 resulted in a decrease in old NTL of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telephone, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)	Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove 10,000 inactive backlog disconnects, representing approximately 12,300 RGUs.
(4)	Old Telewest operational statistics given above for Q1-06 are for the full 3 months ended March 31, 2006 on a pro forma basis including the period prior to the merger with old NTL.

MOBILE OPERATIONS STATISTICS
(data in 000’s except ARPU)

	Mobile
	Q3-06	Q2-06	Q1-06	Q4-05	Q3-05
Mobile Customers (90 day active) (1) & (2)
Opening Customers	4,389.0	4,331.6	4,346.0	4,153.4	4,109.2
Net customer adds	122.7	57.4	(14.4)	192.6	44.2
Closing Mobile Customers (90 day active)	4,511.7	4,389.0	4,331.6	4,346.0	4,153.4

Mobile monthly ARPU (3)	£10.28
ARPU calculation:
Service revenue	£132,500
Average customers	4,294.8

Notes

(1)	Mobile customer information prior to acquisition has been taken, without adjustment, from Virgin Mobile’s historical information.

(2)

90 day active customers - Prepay customers are defined as active customers if they have made an outbound event in the preceding 90 days. Contract customers are defined as active customers if they have been provisioned and have not been disconnected.

(3)	Mobile monthly ARPU is calculated on total US GAAP service revenue for the period since acquisition divided by the average 90 day active customers for the period since acquisition, divided by three.

NTL OFF-NET OPERATIONS STATISTICS
(data in 000’s)

	Off-net
	Q3-06	Q2-06	Q1-06	Q4-05	Q3-05
Off-net RGUs
Opening RGUs	282.6	278.0	259.0	238.7	219.5
Net RGU adds	3.0	4.6	19.0	20.3	19.2
Closing off-net RGUs	285.6	282.6	278.0	259.0	238.7

RGUs
Telephone	42.8	47.6	53.2	60.3	64.4
Broadband	242.8	235.0	224.8	198.7	174.3
Total RGUs	285.6	282.6	278.0	259.0	238.7

Net RGU Adds
Telephone	(4.8)	(5.6)	(7.1)	(4.1)	(8.7)
Broadband	7.8	10.2	26.1	24.4	27.9
Total Net RGU Adds	3.0	4.6	19.0	20.3	19.2

C) SEGMENTAL ANALYSIS
(£millions) (unaudited)

Actual Reported

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2006	2005	2005
Revenue
Cable segment
Consumer	643.7	645.1	461.7	379.4	377.5
Business	162.3	160.1	122.8	105.2	105.2
Total	806.0	805.2	584.5	484.6	482.7
Inter segment revenue	(0.9)	(0.4)	(0.3)	—	—
	805.1	804.8	584.2	484.6	482.7
Mobile segment
Virgin Mobile	140.4	—	—	—	—
Inter segment revenue	—	—	—	—	—
	140.4	—	—	—	—
Content segment
Flextech	37.8	40.1	12.8	—	—
Sit-up	47.5	45.1	16.2	—	—
Total	85.3	85.2	29.0	—	—
Inter segment revenue	(5.9)	(5.7)	(1.8)	—	—
	79.4	79.5	27.2	—	—

Total revenue	1,024.9	884.3	611.4	484.6	482.7

Segment OCF
Cable segment OCF	296.3	284.5	195.4	154.7	166.3
Mobile segment OCF	16.0	—	—	—	—
Content segment OCF	5.5	8.8	3.0	—	—
OCF (Total)	317.8	293.3	198.4	154.7	166.3

Pro forma (for merger with Telewest)	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2006	2005	2005
	Reported	Reported	Pro Forma	Pro Forma	Pro Forma
Revenue
Cable segment
Consumer	643.7	645.1	637.2	631.6	626.7
Business	162.3	160.1	165.6	168.2	169.1
Total	806.0	805.2	802.8	799.8	795.8
Inter segment revenue	(0.9)	(0.4)	(0.5)	(0.4)	(0.7)
	805.1	804.8	802.3	799.4	795.1
Mobile segment
Virgin Mobile	140.4	—	—	—	—
Inter segment revenue	—	—	—	—	—
	140.4	—	—	—	—
Content segment
Flextech	37.8	40.1	39.9	37.7	36.0
Sit-up	47.5	45.1	51.9	84.1	57.5
Total	85.3	85.2	91.8	121.8	93.5
Inter segment revenue	(5.9)	(5.7)	(5.3)	(5.1)	(5.4)
	79.4	79.5	86.5	116.7	88.1

Total revenue	1,024.9	884.3	888.8	916.1	883.2

Segment OCF
Cable segment OCF	296.3	284.5	267.6	283.2	299.5
Mobile segment OCF	16.0	—	—	—	—
Content segment OCF	5.5	8.8	9.4	8.8	7.8
OCF (Total)	317.8	293.3	277.0	292.0	307.3

Notes: Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix F.

The pro forma information presented in this schedule in respect of the three months ended March 31, 2006 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006 and the pro forma information in respect of the three months ended on December 31 and September 30, 2005 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2005.

D) Fixed Asset Additions (Accrual Basis)
(£millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2006	2005	2005
NCTA Fixed Asset Additions
CPE	57.8	48.6	40.1	31.6	32.0
Scaleable infrastructure	33.6	36.9	52.1	48.7	27.8
Commercial	16.4	19.6	11.4	6.2	8.2
Line extensions	1.3	1.0	0.5	—	—
Upgrade/rebuild	3.5	4.1	3.8	2.5	2.3
Support capital	26.5	22.6	9.5	7.5	6.3
Total NCTA Fixed Asset Additions	139.1	132.8	117.4	96.5	76.6

Non NCTA Fixed Asset Additions	8.2	1.1	0.4	(1.9)	(0.3)

Total Fixed Asset Additions (accrual basis)	147.3	133.9	117.8	94.6	76.3

Change in capital accruals	(13.7)	(5.8)	17.5	(22.8)	(4.4)

Total Purchase of Fixed Assets	133.6	128.1	135.3	71.8	71.9

Note: NTL is not a member of NCTA and is providing this information solely for comparative purposes.
Fixed Asset Additions (accrual basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (accrual basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets.

E) PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
(£millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2006	2005	2005
	Reported	Reported	Pro Forma	Pro Forma	Pro Forma
Revenue	1,024.9	884.3	888.8	916.1	883.2
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(440.0)	(367.5)	(369.0)	(399.1)	(362.0)
Selling, general and administrative expenses	(267.1)	(223.5)	(242.8)	(225.0)	(213.9)
Other charges	(30.9)	(12.1)	(8.9)	(22.4)	(1.3)
Depreciation	(222.6)	(219.3)	(210.4)	(229.2)	(232.0)
Amortization	(73.9)	(55.6)	(58.6)	(59.8)	(60.0)
	(1,034.5)	(878.0)	(889.7)	(935.5)	(869.2)
Operating (loss)income	(9.6)	6.3	(0.9)	(19.4)	14.0
Other income (expense)
Interest income and other, net	7.1	8.6	8.3	7.4	6.0
Interest expense	(113.2)	(135.6)	(112.0)	(126.9)	(119.2)
(Loss) on extinguishment of debt	(0.5)	—	(32.4)	—	(2.0)
Other, net	1.6	5.7	(9.2)	4.0	—
Share of income from equity investments	3.9	3.1	5.0	2.5	3.9
Foreign currency transaction (losses) gains	6.3	(94.1)	(8.6)	33.0	(13.9)
(Loss) from continuing operations before income taxes	(104.4)	(206.0)	(149.8)	(99.4)	(111.2)
Income tax benefit (expense)	0.9	9.9	—	(12.6)	12.9
Minority interest	(0.7)	0.3	0.4	—	(1.0)
Cumulative effect of a change in accounting principle	—	—	2.0	—	—
(Loss) from continuing operations	(104.2)	(195.8)	(147.4)	(112.0)	(99.3)

Reconciliation of Pro Forma OCF to Pro Forma Operating income (loss)
Pro Forma OCF	317.8	293.3	277.0	292.0	307.3
Less:
Other charges	(30.9)	(12.1)	(8.9)	(22.4)	(1.3)
Depreciation	(222.6)	(219.3)	(210.4)	(229.2)	(232.0)
Amortization	(73.9)	(55.6)	(58.6)	(59.8)	(60.0)
Pro Forma Operating income (loss)	(9.6)	6.3	(0.9)	(19.4)	14.0

The pro forma information presented in these schedules in respect of the three months ended March 31, 2006 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006 and the pro forma information in respect of the three months ended on December 31 and September 30, 2005 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2005 and includes adjustments to reflect the purchase accounting impact on our historical results. Readers should refer to the notes below for further explanation of the adjustments made.

These pro forma operating results are not necessarily indicative of the results that would have been achieved if the merger with Telewest had occurred on January 1, 2006 or January 1, 2005, and undue reliance should not be placed on this information.

No pro forma financial information has been included in these schedules in respect of the results of Virgin Mobile prior to its acquisition.

The presentation does not include all the information and footnotes required by generally accepted accounting principles in the United States to be included in pro forma financial statements.

For the three months ended March 31, 2006, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL Inc. with the results of Telewest for the period from January 1, 2006 to March 3, 2006 adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the merger transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates;  to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments.  Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

For the three months ended December 31, and September 30, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates;  to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments.  Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

F) Use of non-GAAP Financial Measures and Reconciliations to GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non- GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)  Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP.  OCF represents our earnings before interest,  taxes, depreciation and amortization, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses).  Our management, including our chief executive officer, who is our chief operating decision maker,  considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies’ GAAP financial measures that have the same or similar names.

(in £millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2006	2005	2005

Reconciliation of operating income before depreciation, amortization and other charges (OCF) to GAAP operating (loss)income

Operating income before depreciation, amortization and other charges (OCF)	317.8	293.3	198.4	154.7	166.3

Reconciling items
Other charges	(30.9)	(12.1)	(8.4)	(22.4)	(1.3)
Depreciation and amortization	(296.5)	(274.9)	(186.1)	(166.7)	(169.7)
Operating (loss)income	(9.6)	6.3	3.9	(34.4)	(4.7)

Reconciliation of pro forma operating income before depreciation, amortization and other charges (OCF) to GAAP operating (loss)income

Pro forma operating income before depreciation, amortization and other charges (OCF)	317.8	293.3	277.0	292.0	307.3

Reconciling items
Depreciation and amortization	(296.5)	(274.9)	(186.1)	(166.7)	(169.7)
Other charges	(30.9)	(12.1)	(8.4)	(22.4)	(1.3)
Telewest pro forma operating loss(income)	—	—	4.8	(15.0)	(18.7)
Telewest pro forma depreciation and amortization	—	—	(82.9)	(122.3)	(122.3)
Telewest pro forma other charges	—	—	(0.5)	—	—
Operating (loss)income	(9.6)	6.3	3.9	(34.4)	(4.7)

(ii) Net debt

Net debt is defined as long-term debt, including current portion, less cash and cash equivalents and marketable securities. Our management, including our chief operating decision-maker, consider net debt an important measure of our financing obligations.

Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared to total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents and marketable securities are available to service debt. We believe net debt is helpful for understanding our entire net debt funding obligations and provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of net debt to GAAP Total liabilities
(in £millions) (unaudited)

	Sep 30,	Dec 31,
	2006	2005

Net Debt	5,904.8	1,447.9

Cash and cash equivalents	302.2	735.2
Marketable securities	—	96.9

Long-term debt, including current portion	6,207.0	2,280.0

Accounts payable	369.8	176.9
Accrued expenses and other current liabilities	637.8	291.1
Interest payable	94.4	37.8
Deferred revenue and other long-term liabilities	457.3	237.5
Deferred income taxes	77.0	9.2

Total liabilities	7,843.3	3,032.5

(iii) Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis).  Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis.  Our business is underpinned by significant investment in network infrastructure and information technology.   Our management therefore consider Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.  Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed assets as reported in the Statement of Cash Flows.  The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets.  We exclude this amount from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity.  We compensate for this limitation by separately measuring and forecasting working capital.

Reconciliation of Pro Forma and Reported Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets

(in £millions) (unaudited)	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2006	2005	2005
	Reported	Reported	Pro Forma	Pro Forma	Pro Forma

Pro forma Fixed Asset Additions (accrual basis)	£147.3	£133.9	£158.3	£158.6	£144.3

Pre-acquisition Telewest Fixed Asset Additions (accrual basis)	—	—	(40.5)	(64.0)	(68.0)

Fixed Asset Additions (accrual basis)	£147.3	£133.9	£117.8	£94.6	£76.3

Changes in liabilities related to Fixed Asset Additions (accrual basis)	(13.7)	(5.8)	17.5	(22.8)	(4.4)

Purchase of Fixed Assets	£133.6	£128.1	£135.3	£71.8	£71.9

Conference Call

There will be a conference call for analysts and investors today at 0900 EDT/ 1400 UK time.  Analysts and investors can dial in to the presentation by calling +1 617 213 8892 in the United States or + 44 (0) 207 365 8426 for international access, passcode “NTL” for all participants.

The presentation can also be accessed live via webcast on the Company’s website, www.ntl.com/investors.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Wednesday, November 15, 2006.  The dial-in replay number for the US is:  +1 617 801 6888 and the international dial-in replay number is: +44 (0) 207 365 8427, passcode: 32682745.